Exhibit 99.1

CONTACT:       Investor Relations       (214) 792-4415

SOUTHWEST AIRLINES REPORTS THIRD QUARTER EARNINGS;
66th CONSECUTIVE QUARTER OF PROFITABILITY

DALLAS, TEXAS – October 18, 2007 – Southwest Airlines (NYSE:LUV) today reported its third quarter 2007 results.  Net income for third quarter 2007 was $162 million, or $.22 per diluted share, compared to $48 million, or $.06 per diluted share, for third quarter 2006.   Economic net income for third quarter 2007 was $133 million, or $.18 per diluted share, compared to $154 million, or $.19 per diluted share, for third quarter 2006.  (Refer to the reconciliation in the accompanying tables for further information regarding economic results.)   The third quarter 2007 results include the following two charges, which were not reflected in First Call's mean estimate for economic net income of $.21 per diluted share:
• $25 million charge ($.02 per diluted share impact, net of profitsharing and income tax effects) related to the Company's recent voluntary early-out program
• $11 million income tax charge ($.01 per diluted share impact) related to a change in Illinois state income tax law

Gary C. Kelly, CEO, stated: “Our fourth quarter 2007 revenue initiatives are well underway and on track with our planned implementation schedule.  We began slowing our capacity growth rate this month and have trimmed our route system.  We are very enthused by the response to our new Customer boarding method, which will be implemented system-wide on November 8, 2007.  In connection with that, we have begun our "extreme gate makeover" to improve the Customer airport experience with an anticipated completion date of mid-year 2008.  We will soon announce enhancements to our fare structure and Rapid Rewards frequent flyer program, supported by a new marketing and advertising campaign.  We will also begin enhancing our revenue management structure, technology, techniques, and processes in fourth quarter 2007.  We are continuing efforts to provide travel agent and professional travel manager partners with increased and cost effective access to our fares and inventory.  We are particularly pleased with the recent expansion of our agreement with Travelport's Galileo to  include Worldspan, another of Travelport's global distribution systems.  We are very excited about these major revenue initiatives as well as our longer term ancillary and codeshare revenue opportunities, and are determined to overcome higher fuel costs and achieve our financial targets.

/more

"With respect to our third quarter 2007 revenue performance, we are pleased that operating unit revenue comparisons turned positive.  While year-over-year comparisons were favorably impacted by the August 2006 terrorist threat and related carryon restrictions, third quarter 2007 operating revenues of $2.6 billion were a record.   This performance was driven by a record third quarter 2007 load factor of 76.6 percent, which resulted from strong demand for low fares.  Based on current revenue trends, bookings, and planned revenue initiatives, and barring a slowdown in the domestic economy, we expect fourth quarter 2007 operating unit revenues to exceed year ago levels.
“Market crude oil prices hitting all-time high levels further accentuates our cost challenge.   Despite favorable cash settlements from our fuel hedging program of $189 million for third quarter 2007, our economic fuel cost per gallon of $1.69 rose 7.6 percent from a year ago.   We have derivative contracts in place for approximately 90 percent of our fourth quarter 2007 estimated fuel consumption, capped at an average crude-equivalent price of approximately $51 per barrel (compared to approximately 85 percent at approximately $43 per barrel for fourth quarter 2006).  Based on this derivative position and present market prices, we are currently estimating our fourth quarter 2007 economic fuel costs per gallon to be in the $1.80 range.
“We have derivative contracts for approximately 70 percent of our estimated 2008 fuel consumption at an average crude-equivalent price of approximately $51 per barrel; approximately 55 percent of our estimated 2009 fuel consumption at an average crude-equivalent price of approximately $51 per barrel; over 25 percent of our estimated 2010 fuel consumption at an average crude-equivalent price of approximately $63 per barrel; and over 15 percent of our estimated 2011 and 2012 fuel consumption at an average crude-equivalent price of approximately $64 and $63 per barrel, respectively.
“Excluding fuel, third quarter 2007 economic unit costs increased 2.2 percent from a year ago, including the $25 million charge related to our recent voluntary early-out program.  Based on current trends and various cost pressures, we presently expect our fourth quarter 2007 economic unit costs, excluding fuel, to exceed third quarter 2007’s 6.52 cents.
"As previously announced, we are pruning our flight schedule in fourth quarter 2007 and slowing our fourth quarter 2007 and full year 2008 available seat mile growth to the five to six percent range on a year-over-year basis.  We have nine and 29 firm Boeing 737-700 aircraft deliveries in fourth quarter 2007 and full year 2008, respectively.  We currently plan to reduce 2008 fleet growth by at least ten aircraft, bringing 2008 planned additions to no more than 19 net aircraft.

/more

"We are pleased with the Bay area's response to our renewed San Francisco International Airport service, which started in August.  We are also pleased with the strong Customer demand for our new low fare service offered at Dallas Love Field as a result of the Wright Amendment Reform Act of 2006, which increased third quarter 2007 revenues by approximately $32 million.
 “As our Employees strive to counter higher fuel costs, they remain dedicated to upholding our superb Customer Satisfaction record, and they consistently receive high marks in Ontime Performance.   Recent Southwest honors include being named the top airline brand for customer experience in the nationwide study performed by RTC Relationship Marketing.   The study correlated brand performance, treatment of customers, and sense of community as the major drivers of overall brand experience.  We also received the Frost & Sullivan 2007 CEO Choice Award for the Overall Best Airline in the United States.  We are very proud that Southwest Cargo recently received its 13th consecutive Quest for Quality Award, placing first in Ontime Performance, Value and Customer Service.”
Southwest Airlines was also included in InformationWeek 500’s annual listing honoring Southwest Airlines' extraordinary ability to deliver business value through technology innovation and execution and was included in Hispanic Business Magazine’s Diversity Elite 60.
 Southwest will discuss its third quarter 2007 results on a conference call at 11:30 a.m. Eastern Time today.  A live broadcast of the conference call will be available at southwest.com.

Operating Results
Total operating revenues for third quarter 2007 increased 10.5 percent to $2.59 billion, compared to $2.34 billion for third quarter 2006.  Total third quarter 2007 operating expenses were $2.34 billion, compared to $2.08 billion in third quarter 2006.  Operating income for third quarter 2007 was $251 million compared to $261 million in third quarter 2006.  Economic operating income was $252 million in third quarter 2007 compared to $260 million last year.  Third quarter 2007 operating results include a $25 million charge ($.02 per diluted share impact, net of profitsharing and income tax effects) related to the Company's recent voluntary early-out program.
“Other income” was $26 million for third quarter 2007, compared to “other expenses” of $183 million for third quarter 2006.  The $209 million positive swing primarily resulted from unrealized “other (gains) losses” associated with Statement of Financial Accounting Standard (SFAS) 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, slightly offset by a $9 million adverse swing in net interest expense.  The cost of the hedging program (which includes the premium costs of derivative contracts) of $14 million in third quarter 2007 and $13 million in third quarter 2006 is also included in "other (gains) losses."

/more

The third quarter 2007 income tax rate of 41.5 percent was higher than last year’s third quarter rate of 38.9 percent due to a change in the State of Illinois income tax law enacted in August 2007, resulting in an $11 million increase in the deferred tax liability.
Net cash provided by operations for the nine months ended September 30, 2007 was $1.8 billion, which included a $600 million increase in fuel derivative collateral deposits related to future periods, and capital expenditures were $981 million.  The Company repurchased 21 million shares of its common stock for $327 million during the third quarter, which completed the $500 million repurchase authorization in May by the Company’s Board of Directors.  This brings the total repurchases of common stock to $1.8 billion, or 116 million shares, since January 1, 2006.
The Company ended third quarter 2007 with $1.6 billion in cash and short-term investments, which included $1.1 billion in fuel derivative collateral deposits.  In addition, the Company had a fully available unsecured revolving credit line of $600 million.  The Company repaid $100 million in notes during the third quarter.  In October 2007, the Company issued $500 million in Pass Through Certificates, secured by 16 aircraft.
Total operating revenues for the nine months ended September 30, 2007 increased 8.2 percent to $7.37 billion, while total operating expenses increased 10.8 percent to $6.71 billion, resulting in operating income of $664 million versus $760 million in 2006.  Economic operating income was $651 million and $802 million, respectively, for the nine months ended September 30, 2007 and 2006.  Net income for the nine months ended September 30, 2007 was $533 million, or $.69 per diluted share, compared to $442 million, or $.53 per diluted share, for the same period last year.  Economic net income for the nine months ended September 30, 2007 was $362 million, or $.47 per diluted share, compared to $491 million, or $.59 per diluted share, for the same period last year.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Specific forward-looking statements include, without limitation, statements relating to (i) the Company's revenues initiatives and its related plans to enhance technology, techniques, and processes; (ii) the Company’s expected results of operations for fourth quarter 2007 and full year 2008; and (iii) the Company’s plans for fleet growth. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the price and availability of aircraft fuel; (ii) the Company's ability to timely and effectively prioritize its revenues initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure, and other techniques and processes to support these initiatives; (iii) the extent and timing of the Company’s investment of incremental operating expenses and capital expenditures to develop and implement its initiatives and its corresponding ability to effectively control its operating expenses; (iv) the Company's dependence on third party arrangements to assist with the implementation of certain of its initiatives; (v) competitor capacity and load factors; and (vi) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this news release.

/more

SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
			Percent			Percent
	2007	2006	Change	2007	2006	Change

OPERATING REVENUES:
Passenger	$2,482	$2,258	9.9	$7,069	$6,558	7.8
Freight	32	30	6.7	95	103	(7.8)
Other	74	54	37.0	205	149	37.6
Total operating revenues	2,588	2,342	10.5	7,369	6,810	8.2

OPERATING EXPENSES:
Salaries, wages, and benefits	832	771	7.9	2,413	2,273	6.2
Fuel and oil	660	563	17.2	1,831	1,581	15.8
Maintenance materials and repairs	160	117	36.8	450	341	32.0
Aircraft rentals	38	39	(2.6)	116	119	(2.5)
Landing fees and other rentals	145	128	13.3	422	374	12.8
Depreciation and amortization	140	131	6.9	411	381	7.9
Other operating expenses	362	332	9.0	1,062	981	8.3
Total operating expenses	2,337	2,081	12.3	6,705	6,050	10.8

OPERATING INCOME	251	261	(3.8)	664	760	(12.6)

OTHER EXPENSES (INCOME):
Interest expense	28	32	(12.5)	86	100	(14.0)
Capitalized interest	(13)	(12)	8.3	(39)	(38)	2.6
Interest income	(9)	(23)	(60.9)	(36)	(62)	(41.9)
Other (gains) losses, net	(32)	186	n.a.	(221)	71	n.a.
Total other expenses (income)	(26)	183	n.a.	(210)	71	n.a.

INCOME BEFORE INCOME TAXES	277	78	255.1	874	689	26.9
PROVISION FOR INCOME TAXES	115	30	283.3	341	247	38.1

NET INCOME	$162	$48	237.5	$533	$442	20.6

NET INCOME PER SHARE:
Basic	$.22	$.06		$.70	$.56
Diluted	$.22	$.06		$.69	$.53

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	739	789		765	796
Diluted	752	821		777	827

/more

SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS (SEE NOTE)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			Percent			Percent
	2007	2006	Change	2007	2006	Change

Fuel and oil expense - unhedged	$848	$764		$2,270	$2,096
Less: Fuel hedge gains included in fuel and oil expense	(188)	(201)		(439)	(515)
GAAP fuel and oil expense, as reported	660	563	17.2	1,831	1,581	15.8
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	7	32		(45)	(3)
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	(8)	(31)		58	(39)
Fuel and oil expense - economic basis	$659	$564	16.8	$1,844	$1,539	19.8

Operating income, as reported	$251	$261		$664	$760
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	(7)	(32)		45	3
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	8	31		(58)	39
Operating income - economic fuel basis	$252	$260	(3.1)	$651	$802	(18.8)

Other (gains) losses, net, as reported	$(32)	$186		$(221)	$71
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	44	(123)		216	(18)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	11	(18)		4	(22)
Add/(Deduct): Impact from current period settled contracts
included in Other (gains) losses, net	(7)	(32)		45	3
Other (gains) losses, net - economic fuel basis	$16	$13	n.a.	$44	$34	n.a.

Net income, as reported	$162	$48		$533	$442
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	(44)	123		(216)	18
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(11)	18		(4)	22
Add/(Deduct): Fuel contract impact recognized in earnings
in prior periods for contracts settling in the current period	8	31		(58)	39
Income tax impact of unrealized items	18	(66)		107	(30)
Net income - economic fuel basis	$133	$154	(13.6)	$362	$491	(26.3)

Net income per share, diluted, as reported	$.22	$.06		$.69	$.53
Add/(Deduct): Impact of fuel contracts, net of income taxes	(.04)	.13		(.22)	.06
Net income per share, diluted - economic fuel basis	$.18	$.19	(5.3)	$.47	$.59	(20.3)

Note regarding use of non-GAAP financial measures
The non-GAAP items referred to in this news release are provided as supplemental information, and should not be relied upon as alternative measures to
Generally Accepted Accounting Principles (GAAP). These non-GAAP measures include items calculated by the Company on an "economic" basis, which excludes certain unrealized items that are recorded as a result of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities", as amended.
The unrealized items consist of gains or losses for derivative instruments that will settle in future accounting periods or gains or losses that have been recognized in prior period results, but which have settled in the current period. This includes ineffectiveness, as defined, for future period instruments and the change in market value for future period derivatives that no longer qualified for special hedge accounting, as defined in SFAS 133.

The Company's management utilizes both the GAAP and the non-GAAP results in this news release to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of the unrealized items. Management believes in certain cases, the Company's
GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. In addition, since fuel expense is such a large part of the Company's operating costs and is subject to extreme volatility, the Company believes it is useful to provide investors with the Company's true economic cost of fuel for the periods presented, based on cash settlements from hedging activities, but excluding the unrealized impact of hedges that will settle in future periods or were recognized in prior periods.

/more

SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended				Nine months ended
	September 30,				September 30,
	2007	2006	Change		2007	2006	Change

Revenue passengers carried	23,553,366	21,558,982	9.3%		66,956,318	62,757,726	6.7%
Enplaned passengers	27,242,613	24,880,646	9.5%		77,035,110	72,202,988	6.7%
Revenue passenger miles (RPMs) (000s)	19,685,690	17,767,128	10.8%		54,813,530	50,891,473	7.7%
Available seat miles (ASMs) (000s)	25,715,957	23,784,615	8.1%		74,377,009	68,748,057	8.2%
Load factor	76.6%	74.7%	1.9	pts.	73.7%	74.0%	(0.3)	pts.
Average length of passenger haul (miles)	836	824	1.5%		819	811	1.0%
Average aircraft stage length (miles)	633	625	1.3%		630	620	1.6%
Trips flown	297,782	279,032	6.7%		865,329	812,428	6.5%
Average passenger fare	$105.37	$104.75	0.6%		$105.57	$104.50	1.0%
Passenger revenue yield per RPM (cents)	12.61	12.71	(0.8)%		12.90	12.89	0.1%
Operating revenue yield per ASM (cents)	10.06	9.85	2.1%		9.91	9.91	0.0%
Operating expenses per ASM (GAAP, in cents)	9.09	8.75	3.9%		9.01	8.80	2.4%
Operating expenses per ASM (economic, in cents)	9.08	8.75	3.8%		9.03	8.74	3.3%
Operating expenses per ASM, excluding fuel (cents)	6.52	6.38	2.2%		6.55	6.50	0.8%
Fuel costs per gallon, excluding fuel tax (unhedged)	$2.18	$2.12	2.8%		$2.03	$2.03	0.0%
Fuel costs per gallon, excluding fuel tax (GAAP)	$1.69	$1.56	8.3%		$1.64	$1.53	7.2%
Fuel costs per gallon, excluding fuel tax (economic)	$1.69	$1.57	7.6%		$1.65	$1.48	11.5%
Fuel consumed, in gallons (millions)	388	359	8.1%		1,114	1,032	7.9%
Fulltime equivalent Employees at period-end	33,787	32,144	5.1%		33,787	32,144	5.1%
Size of fleet at period-end	511	475	7.6%		511	475	7.6%

/more

SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30,	December 31,
	2007	2006

ASSETS
Current assets:
Cash and cash equivalents	$1,050	$1,390
Short-term investments	507	369
Accounts and other receivables	326	241
Inventories of parts and supplies, at cost	204	181
Fuel derivative contracts	697	369
Prepaid expenses and other current assets	86	51
Total current assets	2,870	2,601

Property and equipment, at cost:
Flight equipment	12,698	11,769
Ground property and equipment	1,458	1,356
Deposits on flight equipment purchase contracts	655	734
	14,811	13,859
Less allowance for depreciation and amortization	4,144	3,765
	10,667	10,094
Other assets	987	765
	$14,524	$13,460

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$735	$643
Accrued liabilities	1,972	1,323
Air traffic liability	1,095	799
Current maturities of long-term debt	24	122
Total current liabilities	3,826	2,887

Long-term debt less current maturities	1,555	1,567
Deferred income taxes	2,404	2,104
Deferred gains from sale and leaseback of aircraft	110	120
Other deferred liabilities	360	333
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,171	1,142
Retained earnings	4,685	4,307
Accumulated other comprehensive income	723	582
Treasury stock, at cost	(1,118)	(390)
Total stockholders' equity	6,269	6,449
	$14,524	$13,460

/more

SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$162	$48	$533	$442
Adjustments to reconcile net income to
cash provided by operating activities:
Depreciation and amortization	140	131	411	381
Deferred income taxes	105	24	272	238
Amortization of deferred gains on sale and
leaseback of aircraft	(4)	(4)	(11)	(12)
Share-based compensation expense	4	20	30	66
Excess tax benefits from share-based
compensation arrangements	(2)	(25)	(30)	(55)
Changes in certain assets and liabilities:
Accounts and other receivables	(5)	3	(85)	(29)
Other current assets	(69)	121	(218)	47
Accounts payable and accrued liabilities	(144)	(744)	686	(173)
Air traffic liability	(27)	10	296	319
Other, net	(6)	97	(133)	39
Net cash provided by (used in) operating activities	154	(319)	1,751	1,263

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(319)	(381)	(981)	(1,046)
Purchases of short-term investments	(1,535)	(1,277)	(3,607)	(3,348)
Proceeds from sales of short-term investments	1,538	1,319	3,469	3,245
Proceeds from ATA Airlines, Inc. debtor in possession loan	-	-	-	20
Other, net	-	-	-	1
Net cash used in investing activities	(316)	(339)	(1,119)	(1,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee stock plans	36	90	128	226
Payments of long-term debt and capital lease obligations	(101)	(1)	(116)	(137)
Payments of cash dividends	(3)	(4)	(14)	(14)
Repurchase of common stock	(327)	(98)	(1,001)	(600)
Excess tax benefits from share-based
compensation arrangements	2	25	30	55
Other, net	-	1	1	2
Net cash provided by (used in) financing activities	(393)	13	(972)	(468)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(555)	(645)	(340)	(333)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,605	2,592	1,390	2,280

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,050	$1,947	$1,050	$1,947

***